Filed Pursuant to Rule 433
Registration Nos. 333-152543
and 333-152543-02

Final Term Sheet

October 21, 2009

BB&T CAPITAL TRUST VII
ENHANCED TRUST PREFERRED SECURITIES
GUARANTEED BY BB&T CORPORATION
TO THE EXTENT SET FORTH IN THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

Issuer: BB&T Capital Trust VII, a Delaware statutory trust (the “Trust”), the sole assets of which will be junior subordinated deferrable interest debentures (the “junior subordinated debentures”) issued by BB&T Corporation (“BB&T”)

Guarantor: BB&T Corporation
Securities: Enhanced Trust Preferred Securities (the “capital securities”)
Liquidation Amount: $25 per capital security
Size: $325,000,000 aggregate principal amount (13,000,000 capital securities)
Over-allotment Option: $25,000,000 aggregate principal amount (1,000,000 capital securities)
Public Offering Price: $25 per capital security
Net Proceeds to Issuer, before expenses: $315,574,250 (or $339,786,750 if the over-allotment option is exercised in full)
Expected Security Ratings: A2 / BBB / A- / AH (Moody’s / S&P / Fitch / DBRS)[1]
Trade Date: October 21, 2009
Settlement Date: October 28, 2009 (T+5)

Maturity: November 1, 2064, which will be automatically extended for an additional quarterly period on each of February 1, May 1, August 1 and November 1 beginning November 1, 2014 and through and including August 1, 2019, unless (i) earlier redeemed or (ii) prior to any extension, BB&T elects to discontinue the automatic extension of the maturity date. The maturity date shall be no later than November 1, 2069.

Distributions: The junior subordinated debentures will bear interest at an annual rate of 8.10%, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, during: the period commencing on and including October 28, 2009 to November 1, 2064 or any earlier date of redemption for the junior subordinated debentures, but excluding, in each case, such data, with the first such payment on February 1, 2010; and if we elect to extend the maturity date of the junior subordinated debentures the period commencing on and including November 1, 2064 to the date on which the junior subordinated debentures mature or any earlier date of redemption of the junior subordinated debentures, but excluding, in each case, such date, unless, in each case, such interest payments are deferred.

1 Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Maximum Share Number for Purposes of Alternative Payment Mechanism: 18 million shares of BB&T’s common stock

Redemption at Issuer Option: On or after November 1, 2014, in whole or in part, and prior to November 1, 2014, in whole, but not in part, after the occurrence of a tax event, capital treatment event or investment company event, in each case at par, plus accrued and unpaid interest to the redemption date.

Redemption at Issuer Option for Rating Agency Event: In whole but not in part at any time prior to November 1, 2014 upon the occurrence of a rating agency event, at the greater of par and the sum of discounted present value at the treasury rate plus 0.50%, plus accrued and unpaid interest to the redemption date.

Sole Structuring Agent: Banc of America Securities LLC
Joint Lead Managers and Book-Runners: BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Banc of America Securities LLC, Morgan Stanley & Co. Incorporated and Wells Fargo Securities, LLC
Co-Manager: RBC Capital Markets Corporation
Capital Securities CUSIP/ISIN: 05531H 208 / US05531H2085
Expected Listing: The New York Stock Exchange

BB&T Capital Trust VII and BB&T Corporation have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents BB&T Capital Trust VII and BB&T Corporation have filed with the SEC for more complete information about BB&T Capital Trust VII, BB&T Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request the prospectus by calling BB&T Capital Markets, a division of Scott & Stringfellow, LLC at 1-804-787-8221, Banc of America Securities LLC toll-free in the United States at 1-800-294-1322, Morgan Stanley & Co. Incorporated toll-free in the United States at 1-866-718-1649 (institutional investors) or 1-800-584-6837 (retail investors), or Wells Fargo Securities, LLC toll-free in the United States at 1-800-326-5897.